Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Experts”, and to the use of our report dated October 20, 2009, in the Registration Statement and related Prospectus of China Nuokang Bio-Pharmaceutical Inc. filed on November 20, 2009.

/s/ Ernst & Young Hua Ming

Shanghai, The People’s Republic of China

November 20, 2009